EXHIBIT 10.02

BONUS AGREEMENT

This BONUS AGREEMENT (this "Agreement") is entered into as of this 13th day of November, 2007, by and between San Holdings, Inc, a Colorado corporation (the "Company"), and David Rosenthal, an individual ("Employee"), on the following terms and conditions:

1.
Pursuant to the terms and conditions of this Agreement, the Company shall pay Employee a cash bonus (the “Bonus”) in an aggregate amount of [$168.750]. Employee agrees and acknowledges that if Employee (i) is no longer an employee, for whatever reason, of the Company or its affiliates as of the Payment Date (as defined below), or (ii) breaches or violates (as determined in the sole discretion of the Company's Board of Directors) any of the terms or provisions of this Agreement, any grant agreement whereby the Company or any of its affiliates granted (or in the future grants) options or other securities to Employee, or any employment, bonus, option grant or other agreement between Employee and the Company or any of its affiliates on or before the Payment Date, then Employee will not be entitled to be paid the Bonus.

2.	The Bonus shall be payable, subject to the terms hereof, as follows:

(a)
Upon the occurrence of a Change in Control (as defined below), the Company shall pay Employee an amount equal to $168,750 on the date of the Change in Control (the “Payment Date”); provided, however, that the Company shall not be obligated to pay the Bonus to Employee if Employee has been offered employment subsequent to the Change in Control with the Company, the other party to the Change in Control transaction or their affiliates and (i) the position offered to Employee consists of authority and duties generally consistent with or greater than Employee’s employment position with the Company at the time of the closing of the Change in Control transaction (the “Closing”), and (ii) Employee’s base and bonus compensation for such position is equal to or greater than Employee’s base and bonus compensation in Employee’s employment position with the Company at the time of the Closing.

(b)
 For purposes of this Agreement, "Change in Control" shall mean (i) a merger with or into, a consolidation with or other transaction with another entity (other than any such transaction for the purpose of changing the Company's domicile or form of organization) in which the beneficial owners of the outstanding voting stock of the Company immediately prior to such transaction are the beneficial owners of less than fifty percent (50%) of the outstanding voting stock of the surviving entity immediately after such transaction, (ii) a sale of all or substantially all of the assets of the Company, or (iii) a transaction or series of related transactions (other than a merger or a transaction or series of transactions involving the sale of securities by the Company for primarily financing purposes) in which any person or group of persons becomes the beneficial owner of equity securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding equity securities; provided, however, that the term “Change in Control” shall not include transactions (x) with affiliates of Sun Capital Partners, Inc. (“Sun”) or the Company, or (y) pursuant to which more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by Sun or its affiliates; provided, further, that a transaction shall not constitute a Change in Control unless the transaction also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company's assets, within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations or other published guidance (including, without limitation, Treasury Regulation Section 1.409A-3) promulgated thereunder.

(c)
Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment by the Company in connection with a Change in Control to or for the benefit of Employee (whether paid or payable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the amount payable to Employee hereunder shall be reduced to the Reduced Amount (as hereinafter defined). The "Reduced Amount" shall be the maximum amount of the Payment which could be paid hereunder without causing all or any portion of a Payment to be nondeductible by the Company because of Section 280G of the Code.

3.
The permitted payment events specified in Section 2 are intended to comply with the provisions of Section 409A(a)(2) of the Code . The Company may make any changes to this Agreement it determines in its sole discretion are necessary to comply with the provisions of Code Section 409A and any final, proposed, or temporary regulations or any other guidance issued thereunder without the consent of Employee.

4.
The Company, or its designated paying agent, may withhold from any amounts payable to Employee under this Agreement such foreign, federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

5.
Employee agrees to abide by and hereby reaffirms the covenants and agreements set forth in this Agreement, any grant agreement whereby the Company or any of its affiliates granted (or in the future grants) options or other securities to Employee, or any employment, bonus, option grant or other agreement between Employee and the Company or any of its affiliates; and agrees that this Agreement constitutes additional consideration in support of such covenants and agreements.

6.
This Agreement is legally binding on the parties and their respective successors and assigns. It may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes and preempts any prior written or oral agreements understandings, or representations with respect thereto. Except as set forth herein, the terms and provisions of this Agreement cannot be terminated, modified or amended except in a writing signed by the party against whom enforcement is sought. This Agreement shall be governed by, and construed and, except as set forth in the next to last sentence of this paragraph, interpreted in accordance with, the laws of the State of Colorado, and any suit, action or proceeding arising out of or relating to this Agreement shall be commenced and maintained in any court of competent subject matter jurisdiction located in the state of Colorado. In any suit, action or proceeding arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party, upon final judgment on the merits, all attorneys’ fees and disbursements actually billed to such party, including all such fees and disbursements incurred at trial, during any appeal or during negotiations. None of Employee’s rights under this Agreement may be transferred, assigned, pledged or encumbered. Any ambiguity with respect to any term of this Agreement or any interpretation thereof shall be resolved in the sole discretion of the Company's Board of Directors. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE MATTERS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

7.
Employee agrees and acknowledges that nothing in this Agreement shall confer upon Employee any right to continue in the employ of the Company or any of its subsidiaries or affiliates, or interfere in any way with any right of the Company or any of its subsidiaries or affiliates to terminate such employ-ment at any time for any reason whatsoever (whether for cause or without cause) without liability to the Company or any of its subsidiaries or affiliates.

8.
This Agreement shall remain in effect until the earlier of (i) a Change in Control, or (ii) March 31, 2008. If no Change in Control has occurred on or before March 31, 2008, this Agreement shall be null and void and of no further effect.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Bonus Agreement as of the date first above written.

SAN HOLDINGS, INC.
Accepted and Agreed:
/s/ David Rosenthal	By:	/s/ Todd Oseth
David Rosenthal		Name:	Todd Oseth
		Title:	CEO & President